EXHIBIT 99.1

Civeo Completes Spin-Off From Oil States and Announces First Quarter 2014 Earnings

HOUSTON, June 17, 2014 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) successfully completed its previously announced spin-off from Oil States International, Inc. (NYSE:OIS), on May 30, 2014 and emerged as an independent, publicly traded company and one of the largest integrated providers of workforce accommodations, logistics and facility management services to the natural resource industry. Civeo, which was formerly the accommodations business of Oil States, began "regular way" trading on the New York Stock Exchange (the "NYSE") on June 2, 2014 under the ticker symbol "CVEO".

The Company reported net income for the quarter ended March 31, 2014 of $36.2 million. These results compare to net income of $63.8 million for the first quarter of 2013, which included a pre-tax gain of $4.0 million related to the reversal of an estimated earnout liability associated with an acquisition. These financial results have been prepared on a stand-alone basis and are derived from the financial statements and accounting records of Oil States.

The Company generated revenues of $252.8 million and EBITDA of $92.3 million during the first quarter of 2014 (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). These results compare to revenues of $294.5 million and EBITDA of $131.9 million reported in the first quarter of 2013, which included the pre-tax gain related to the liability reversal mentioned above. Revenues and EBITDA were down year-over-year primarily due to the unfavorable impact on consolidated results of a stronger U.S. dollar compared to the Australian and Canadian dollars, year-over-year declines of 14% and 9%, respectively, lower occupancy levels in both the Australian villages and Canadian lodges and lower contracted Canadian lodge rates.

Bradley J. Dodson, Civeo's President and Chief Executive Officer stated, "We were pleased to complete the spin-off and begin the next chapter in our corporate history. Our focus remains to grow our operations both organically and through acquisition. During the quarter, we announced our eighth Canadian lodge, the McClelland Lake Lodge, supported by a three-year customer contract. Now as a company solely focused on workforce accommodations with a strong financial position, we look to augment our organic growth in Canada with strategic acquisitions in our core markets of Canada and Australia."

Mr. Dodson continued, "First quarter results were negatively impacted by the strength of the U.S. dollar relative to the Australian and Canadian dollars as well as lower occupancy in our Australian villages due to weak met coal prices. As previously disclosed, we expect to have sequentially lower results in the second quarter of 2014. We maintain our original second quarter guidance of $210 million to $215 million of revenues with EBITDA margins in the range of 33 to 34 percent before spin-off related costs, the majority of which we expect to be non-cash."

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2014 to the results for the first quarter of 2013.)

Canada

The Canadian segment generated revenues of $180.3 million and EBITDA of $61.8 million for the first quarter of 2014 compared to revenues and EBITDA of $207.7 million and $90.8 million, respectively, in the first quarter of 2013. Our first quarter 2014 results were negatively impacted by weakening Canadian currencies relative to the U.S. dollar which reduced revenues by $16.6 million and EBITDA by $5.7 million. Excluding the year-over-year impact of exchange rates, revenues and EBITDA would have declined $10.8 million and $23.3 million, respectively. RevPAR decreased 20% year-over-year to $115 in the first quarter of 2014, compared to $144 in the first quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates and lower contracted room rates in Canada. These declines were partially offset by a 5% year-over-year increase in average available lodge rooms. EBITDA was also negatively impacted in the first quarter by higher propane heating costs in Canada due to winter weather severity.

Australia

The Australian segment generated revenues of $55.5 million and EBITDA of $30.8 million for the first quarter of 2014 compared to revenues and EBITDA of $67.7 million and $36.8 million, respectively, in the first quarter of 2013. Our first quarter 2014 results were negatively impacted by weakening Australian currencies relative to the U.S. dollar which reduced revenues by $8.8 million and EBITDA by $4.9 million. Excluding the year-over-year impact of exchange rates, revenues and EBITDA would have declined $3.4 million and $1.1 million, respectively. RevPAR decreased 22% year-over-year to $67 in the first quarter of 2014, compared to $86 in the first quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates and lower occupancy levels for the Australian villages. These declines were partially offset by a 6% year-over-year increase in average available lodge rooms.

U.S.

The U.S. segment generated revenues of $17.0 million and EBITDA of $4.7 million for the first quarter of 2014 compared to revenues and EBITDA of $19.2 million and $8.5 million, respectively, in the first quarter of 2013. Results for the first quarter of 2013 included $4.0 million of EBITDA related to the reversal of an estimated earnout liability associated with contingent acquisition consideration. EBITDA from the US segment was modestly lower due to higher mix of third-party sales which are at lower margins.

INCOME TAXES

The Company recognized an effective tax rate of 25.2% in the first quarter of 2014 compared to 24.3% in the first quarter of 2013. The increase in the effective tax rate from the prior year was largely the result of a change in the earnings mix between different tax jurisdictions. The effective tax rates are lower than U.S. statutory rates because of lower foreign income tax rates.

FINANCIAL CONDITION

The Company invested $63.5 million in capital expenditures during the first quarter of 2014. Spending primarily related to the ongoing expansion of the Canadian accommodations business, specifically the construction of the McClelland Lake Lodge.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of seventeen lodges and villages in operation in Canada and Australia, with an aggregate of more than 21,000 rooms. Civeo is publicly traded on the NYSE under the symbol "CVEO". For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry and other factors discussed in the "Business" and "Risk Factors" sections of the amended Form 10 filed by Civeo with the SEC on May 8, 2014.

CIVEO CORPORATION UNAUDITED COMBINED STATEMENTS OF INCOME (In Thousands)

	THREE MONTHS ENDED
	MARCH 31,
	2014	2013

Revenues:
Service and other	$ 238,858	$ 289,038
Product	13,941	5,500
	252,799	294,538
Costs and expenses:
Service and other costs	131,378	146,960
Product costs	12,132	3,488
Selling, general and administrative expenses	16,718	16,267
Depreciation and amortization expense	39,599	41,088
Other operating expense (income)	112	(4,026)
	199,939	203,777
Operating income	52,860	90,761

Interest expense to affiliates	(4,289)	(4,816)
Interest expense to third-parties, net of capitalized interest	(841)	(2,165)
Interest income	939	572
Other income	238	410
Income before income taxes	48,907	84,762
Income tax provision	(12,311)	(20,572)
Net income	36,596	64,190
Less: Net income attributable to noncontrolling interest	357	378
Net income attributable to Civeo Corporation.	$ 36,239	$ 63,812

CIVEO CORPORATION COMBINED BALANCE SHEETS (In Thousands)

	MARCH 31,	DECEMBER 31,
ASSETS	2014	2013
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 264,751	$ 224,128
Accounts receivable, net	182,210	177,845
Inventories	22,743	29,815
Prepaid expenses and other current assets	11,985	7,956
Total current assets	481,689	439,744

Property, plant and equipment, net	1,350,869	1,325,867
Goodwill, net	267,458	261,056
Other intangible assets, net	76,587	75,675
Other noncurrent assets	20,242	20,895
Total assets	$ 2,196,845	$ 2,123,237

LIABILITIES AND NET INVESTMENT

Current liabilities:
Accounts payable	$ 54,814	$ 45,376
Accrued liabilities	25,564	26,874
Income taxes	1,280	2,761
Deferred revenue	20,682	19,571
Other current liabilities	4,934	2,470
Total current liabilities	107,274	97,052

Long-term debt to affiliates	322,515	335,171
Deferred income taxes	81,316	79,739
Other noncurrent liabilities	20,515	18,530
Total liabilities	531,620	530,492

Net investment:
Oil States International, Inc. net investment	1,710,123	1,651,013
Accumulated other comprehensive loss	(46,901)	(59,979)
Total Oil States International, Inc. net investment	1,663,222	1,591,034
Noncontrolling interest	2,003	1,711
Total net investment	1,665,225	1,592,745
Total liabilities and net investment	$ 2,196,845	$ 2,123,237

CIVEO CORPORATION UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS (In Thousands)

	THREE MONTHS ENDED MARCH 31,
	2014	2013

Cash flows from operating activities:
Net income	$ 36,596	$ 64,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,599	41,088
Deferred income tax provision	5,179	3,524
Non-cash compensation charge	1,616	1,031
Gains on disposals of assets	1,194	456
Provision for loss on receivables	91	154
Fair value adjustment of contingent consideration	--	(3,938)
Other, net	297	(267)
Changes in operating assets and liabilities:
Accounts receivable	(8,130)	(20,587)
Inventories	6,141	(4,422)
Accounts payable and accrued liabilities	9,436	(21,149)
Taxes payable	(6,399)	(5,790)
Other current assets and liabilities, net	5,093	5,137
Net cash flows provided by operating activities	90,713	59,427

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(63,525)	(69,916)
Proceeds from disposition of property, plant and equipment	230	1,242
Other, net	--	2
Net cash flows used in investing activities	(63,295)	(68,672)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	--	(29,219)
Term loan repayments	--	(2,526)
Contributions from (distributions to) Oil States	20,193	41,189
Net cash flows used in financing activities	20,193	9,444

Effect of exchange rate changes on cash	(6,988)	(5,433)
Net change in cash and cash equivalents	40,623	(5,234)
Cash and cash equivalents, beginning of period	224,128	161,396

Cash and cash equivalents, end of period	$ 264,751	$ 156,162

Civeo Corporation
Segment Data
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues
Canadian	180,324	207,651
Australian	55,464	67,729
U.S.	17,011	19,158
Total revenues	$252,799	$294,538

EBITDA (A)
Canadian	$61,818	$90,846
Australian	30,804	36,758
U.S.	4,696	8,492
Stand-alone adjustments and eliminations	(4,978)	(4,215)
Total EBITDA	$92,340	$131,881

Operating income / (loss)
Canadian	42,063	70,768
Australian	15,843	19,566
U.S.	(105)	4,608
Stand-alone adjustments and eliminations	(4,941)	(4,181)
Total operating income	$52,860	$90,761

Civeo Corporation
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended March 31,
	2014	2013

Supplemental operating data - Canadian Segment
Lodge revenues ($ in thousands)	$122,388	$145,998
Mobile, open camp and product revenues ($ in thousands)	57,936	61,653
Total Canadian revenues ($ in thousands)	$180,324	$207,651
Average available lodge rooms	11,868	11,298
Lodge revenues per available room	$115	$144
Occupancy in lodges (1)	90%	92%

Supplemental operating data - Australian Segment
Village revenues ($ in thousands)	$55,464	$67,729

Average available village rooms	9,262	8,711
Village revenues per available room	$67	$86
Occupancy in villages (1)	76%	84%

(1) Occupancy represents total billed days divided by rentable days.   Rentable days excludes staff rooms and out of service rooms.

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Civeo Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2014	2013

Net income from continuing operations	$36,239	$63,812
Income tax provision	12,311	20,572
Depreciation and amortization	39,599	41,088
Interest income	(939)	(572)
Interest expense	5,130	6,981
EBITDA	$92,340	$131,881
CONTACT: Company Contact:
         Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400